SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

MiMedx Group, Inc.

(Name of Registrant as Specified In Its Charter)

Parker H. Petit

David J. Furstenberg

Shawn P. George

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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On May 16, 2019, Parker H. "Pete" Petit, David J. Furstenberg and Shawn P. George (the "MiMedx Shareholder Group") updated the Nominees page (the “Nominees Page”) and F.A.Q. page (the "F.A.Q. Page”) on the MiMedx Shareholder Group’s website, MiMedxBoardProxy.com. Copies of the Nominees Page and F.A.Q. Page are attached herewith as Exhibit 1 and Exhibit 2, respectively.

Exhibit 1

MiMedx Board Proxy Contest

HOME NOMINEES SHAREHOLDER INFORMATION F.A.Q. CONTACT

NOMINEES

In this section, you will see some background and information on our first three recommendations for Board positions for my slate of directors at the upcoming annual meeting. If there are more than three directors up for election at the upcoming annual meeting, you may see recommendations on additional Board members that we will nominate for the annual meeting.

Our proposed Board members all have specific experience and talent to bring to the MiMedx Board. I believe that the first three individuals—myself, Shawn George and David Furstenberg—are not only well qualified candidates but already understand the majority of the legal issues and accounting issues that this Company has been facing. The current Board has made numerous decisions, that, in our opinion, have been devastating to the Company. We believe a thorough review of those decisions is necessary and Dave, Shawn and myself have the skills, background and dedication to bring about the right change to MiMedx. As long-standing shareholders of MiMedx, we care about this Company, its shareholders, its employees and its impact on the healthcare industry.

The three individuals on this slate are all shareholders who have held their shares for an extended period of time. They are also very informed on the Company's activities, and will be very focused on having explanations provided to them, and where possible, to shareholders on why numerous decisions have been made. Hopefully, with their oversight and advice, some of these devastating decisions can be changed, and the Company's continual deterioration stopped.

Parker H. "Pete" Petit

Parker H. "Pete" Petit is the current President of the Petit Group and the former Chairman of the Board and Chief Executive Officer of MiMedx. During Pete's tenure as head of MiMedx, MiMedx grew from a start up to the 5th fastest growing public company in 2017 according to Fortune magazine. Prior to Pete's roles beginning in 2009 as Chairman and CEO of MiMedx, he was the Chairman and CEO of Matria Healthcare, Inc. (NASDAQ: MATR) from 1996 until it was sold in May 2008. Before then, Pete founded his own company, Healthdyne, Inc., in 1971 which grew to become three different public companies. Pete received his B.S. in Mechanical Engineering and his Master of Science degree in Engineering Mechanics from the Georgia Institute of Technology, and his M.B.A. in Finance from Georgia State University.

David J. Furstenberg

David J. Furstenberg is the former Director of Taxes at Pulte Home Corporation, a Fortune 500 publicly traded homebuilder, a position he held from 1997 until his retirement in 2016. In his position, David led the federal, state and international tax research and planning functions as well as advised and partnered with executive management and multiple departments on tax matters related to M&A and other strategic initiatives. David is a certified public accountant and attorney and a member of the Michigan Association of CPAs and the State Bar of Michigan. David received his J.D. from Wayne State University Law School and his B.A. in Accounting from Michigan State University.

Shawn P. George

Shawn P. George is a Partner at George & Lorensen, PLLC, a position he has held since the firm was founded in 1991. Shawn's practice has spanned over thirty-seven years and includes both plaintiff and defense side representation in complex civil litigation and commercial matters. Shawn serves regularly as a counsel and consultant to businesses on a variety of corporate issues, including multi-forum litigation and risk related management, as well as an arbitrator or meditator in complex, multi-party business or commercial transactions and disputes. Shawn is recognized as a West Virginia Super Lawyer. Shawn received his J.D. from Washington and Lee University School of Law and his B.A. in Government from Hamilton College.

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Exhibit 2

When is MiMedx holding its Annual Meeting for the election of directors?

Pursuant to a court ruling by the Second Judicial Circuit Court, Leon Country, Florida, the next MiMedx Annual Meeting of shareholders is scheduled for June 17, 2019. The June 17th Annual Meeting will at least address the election of Class II directors to the Board of MiMedx. The court had to step in and order the election because MiMedx had failed to hold an election of directors for more than 13 months. Under Florida law the courts can order a shareholder meeting “on application of any shareholder of the corporation entitled to vote in an annual meeting if an annual meeting has not been held within any 13-month period.” MiMedx has written that it intends to file an appeal of the court's decision.

Which directors will be elected at the June 17th Annual Meeting?

According to the court’s ruling, three Class II directors will be elected at the June 17 Annual Meeting.

A separate complaint has been filed by a shareholder of MiMedx seeking an order to also allow for the election of the Class III directors whose terms expire on May 18, 2019 at the June 17 Annual Meeting, or in the alternative, the court would order MiMedx to hold another shareholder meeting by July 17, 2019 where Class III directors can be elected by shareholders.

Who has the MiMedx Shareholder Group nominated for election at the June 17th Annual Meeting?

The MiMedx Shareholder Group has nominated Parker H. “Pete” Petit, David J. Furstenberg, and Shawn P. George for election to the Board at the June 17th Annual Meeting, based on the assumption that only three Class II directors’ seats will be subject to election.

The current MiMedx Board has failed shareholders with disappointing performance, failure to ensure competent leadership and lack of engagement with MiMedx shareholders. Former CEO and Chairman “Pete” Petit has felt compelled to launch a contest seeking changes on the Board to restore the former growth and profitability of MiMedx. Pete Petit, Shawn George and David Furstenberg, if elected, would bring much needed operational, financial and governance expertise to the Board.

Who is entitled to vote?

Only holders of Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Shareholders who sold shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock.  Shareholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of Common Stock after the Record Date (unless they also transfer their voting rights).

When can I expect the MiMedx Shareholders Group to file a proxy statement?

As noted above, pursuant to a court ruling, the upcoming MiMedx Annual Meeting is scheduled for June 17, 2019. The MiMedx Shareholders Group expects to file our proxy statement in the coming weeks.

Once a proxy statement has been filed and approved by the SEC, we will mail out our proxy materials to MiMedx shareholders.

All shareholders of MiMedx are advised to read the definitive proxy statement and an accompanying proxy card which will be furnished to some or all of the Company's shareholders and will, along with other relevant documents, be available at no charge on the SEC's website at http://www.sec.gov/.

Who is making this proxy solicitation and who is paying for it?

The solicitation of these proxies is expected to be made by the MiMedx Shareholders Group. Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements. The MiMedx Shareholders Group will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. The MiMedx Shareholders Group will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. The entire expense of soliciting proxies is expected to be borne by the MiMedx Shareholders Group.

Does it matter how I hold my shares to be able to vote my shares?

Shares held in record name. If your shares of Common Stock are registered in your own name, please vote by signing, dating and returning the proxy card that we will provide in a postage-paid envelope. Execution and delivery of a proxy by a record holder of shares of Common Stock will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

Shares beneficially owned or held in “street” name. If you hold some or all of your shares of Common Stock in “street” name with a broker, bank, dealer, trust company or other nominee, only that nominee can exercise the right to vote with respect to the shares of Common Stock that you beneficially own through such nominee and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your broker, bank, dealer, trust company or other nominee to vote in favor of the election of the Nominees of the MiMedx Shareholders Group.

Please follow the voting instructions that we will provide in our definitive proxy. If your broker, bank, dealer, trust company or other nominee provides for proxy instructions to be delivered to them by telephone or Internet, instructions will be included on the proxy card we will provide.

We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions by emailing or mailing them to our proxy solicitor, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed. We will announce our proxy solicitor shortly.

Where can I find more information about the MiMedx Shareholder Group, the nominees and the upcoming election of directors?

As and when permitted by the relevant and controlling rules and regulations regarding proxy contests, the MiMedx Shareholder Group will post information about the contest, the nominees and the upcoming election of directors on https://mimedxboardproxy.com/. Please check it regularly for updates. Thank you.

Has the Company set a Record Date?

Although the Company has not set a formal Record Date, we believe that the Company has notified Broadridge Financial Solutions of their intent to set the Record Date as May 9, 2019.

It is important to note that such a date is tentative and is subject to change by the Company at any time in its discretion until the Company makes a formal announcement of the Record Date.

What are my voting rights if I have loaned my shares to a third party?

Generally speaking, if you have loaned your shares to a third party you may not have voting rights with respect to those shares if the third party holds them on the Record Date. Please check with your broker to determine if your shares are on loan. In order to vote your shares at the upcoming annual meeting, it is important that you recall your shares before the tentative May 9th Record Date.

If you hold your shares in a margin account whether or not you have retained your voting rights may depend on the specifics of the agreement you entered into when you opened the margin account. You should immediately contact your broker with respect to your shares in your margin account, and find out what steps, if any, you need to take in order to have full voting rights over your shares by the tentative May 9th Record Date.

Legend

Parker H. "Pete" Petit ("Mr. Petit"), David J. Furstenberg, and Shawn P. George (collectively, the "Participants") intend to file with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of MiMedx Group, Inc. (the "Company"). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company's shareholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the Schedule 14A filed by Mr. Petit with the SEC on April 11, 2019. This document is available free of charge from the sources indicated above.